EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated December 9, 2008, updated as of March 15, 2012 is entered into between, Ubiquity Broadcasting corporation., a Delaware Corporation (the “Company”), and, Connie Jordan Carmichael, an individual (“Employee”), with reference to the following facts and circumstances;

WHEREAS, Company wishes to employ Employee, and Employee wishes to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Employment and Locale.

A.           Employment. The Employee shall be an employee of the Company whereby the employment relationship contemplated in the Agreement may only be terminated by the Company, with justifiable cause, so long as the Company provides ninety (90) days prior written notice of said termination to Employee. Employee shall report directly to the Board of Directors.

B.            Effective Date; Term. The updated effective date of the Agreement (the “Effective Date”) shall be March 15, 2012 and it shall have a term of three (3) years commencing on the Effective Date.

C.            Employment Location. The Employee hereby accepts such employment upon the terms and conditions set forth herein. As used herein, the word “term” refers to the entire period of employment of the Employee by the Company hereunder. During the term, Employee shall be based at the offices of the company in Irvine, CA, however employee may provide services from any location world wide of her choosing; provided, however, that Employee will travel as reasonably required in the performance of her duties hereunder and consistent with reasonable business practices.

D.            Representation and Warranties. The Employee hereby represents and warrants to Company that she (i) is not subject to any solicitation or non-competition agreement affecting her employment with the Company, (ii) is not subject to any confidentiality or nonuse/nondisclosure agreement or duties affecting her employment with the Company. The company hereby acknowledges that employee is employed and is an officer of Sponsor Me, Inc, and hereby waives any and all conflicts related to her relationship with Sponsor Me, Inc.

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2.            Office, Title and Duties.

A.           During the term, Employee shall have the title of Senior Executive Vice President of Transmedia Development, and, in such capacity, shall perform such duties consistent therewith as are customary in the industry and as may be designated from time to time by the Board of Directors of the Company. Employee shall have the right to obligate the company in matters not to exceed $50,000.00. Employee shall report directly to the Board of Directors. The duties and responsibilities of the Employee include, but are not limited to:

1.	Oversee the development and protection of the Company’s Intellectual Proprieties including trademarks, trade names, patents, copyright(s), computer codes, trade secrets, licenses, treatments, copywrites, domain names etc.,

2.	Assist in the development of the company’s brand(s) image including products, brochures, marketing materials, media, website design, advertisements, commercials, films, videos, broadcasts, corporate videos, stationary, etc.

3.	Oversee the development of the company’s products and services

4.	Assist in the development of the company’s original programming

5.	Interface with Companies Corporate counsel(s).

6.	Company Spoke Person

7.	Special Projects

To assist employee in carrying out her duties, she shall be assigned personal staff as follows: a) administrative assistant, and shall have the use and cooperation of the Marketing and Communications staff along with the production staff.

B.           Employee shall devote her best efforts to the performance of her duties hereunder, except that nothing contained herein shall prevent Employee from making personal investments in or from being a consultant of, shareholder of, or a partner in, or from serving as a director of, other corporations or entities, which may have similar business initiatives as the Company’s, subject to the conditions set Forth in Section hereof.

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3.            Salary and Other Benefits.

A.           Compensation and Benefits

1.           Base Salary. As compensation for services performed during the term of the Agreement, the Employee shall receive an annual base salary (“Base Salary”) at a rate of One Hundred Eighty Thousand Dollars ($198,000,00) payable bi-monthly on the 1st and 15th of each month in equal installments of Eight Thousand Two Hundred Fifty Dollars ($8,250.00) minus all appropriate federal state and local taxes. The Employee’s Base Salary may be increased from time to time as determined by the Company; however it is understood that Employee’s Base Salary shall not be decreased from any then current level during the term of the Agreement.

2.           Bonus Compensation. As further compensation for services performed under and during the term of the Agreement, the Employee shall receive an annual bonus commencing with the 2008 fiscal year that is equal to One Percent (1%) of the gross pre tax revenue and One and One Half Percent (1.5%) of the net capital contributions received by the company from Strategic Partners, Mergers or Acquisitions (“Bonus Compensation”).

3.           Stock Options: As further compensation for services performed under and during this agreement, the Employee shall receive an annual bonus commencing with the 2009 fiscal year in common stock options in the amount of 200,000 shares THE options of common stock shall be at a rate of $2.50 (TWO DOLLARS FIFTY CENTS PER SHARE). The shares may be optioned at any time with no restrictions at the sole discretion of employee.

4.           Business Expenses. The Company will pay or reimburse Employee for such reasonable business, travel and entertainment expenses as may be incurred by her from time to time during the term in the performance of her duties hereunder, provided such expenses are deductible from the Company’s income under applicable provisions of the Internal Revenue Code and are consistent with such reasonable policies regarding expense reimbursement established by Company. All expenses for airfare, hotel and rental car shall be paid in advance by the Company and shall be First Class Accommodations. Additionally the company shall issue to employee a Company credit card for additional business expenses. Should Employee advance any of her own money in the performance of her duties she shall be reimbursed. Such reimbursement will be made upon the presentation by Employee of an itemized account of such expenditures, setting forth the date, the purpose for which incurred, and the amounts thereof, together with such receipts showing payment as may be required by the Company’s established policies.

5.           Benefits. During the term hereof, the Company shall provide Employee with P.P.O. medical and dental insurance including a prescription card of the type generally provided for other management level employees of Company. Employee (and her dependents, if any, to the extent allowable under such plans) shall also be entitled to participate in all Company employee benefit programs, whether now existing or hereafter established. The section is subject to the right of Company to amend and modify such benefit programs as to all Company employees in Company’s sole and absolute discretion.

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6.           Company Vehicles. During the term of the Agreement, the Employee will have the full-time and exclusive use of a vehicle for personal and business purposes. The vehicle shall be of employees choosing providing it does not exceed a purchase value of $100,000.00. Company and employee shall maintain standard levels of automobile insurance.

7.           Company Mobile Phone. During the term of the Agreement, the Employee will have the full and exclusive use of a mobile phone for personal and business purposes. The mobile phone and plan associated with the mobile phone shall be of employees choosing at her sole discretion.

8.           Vacations and Personal Time Off. Employee shall be entitled to eight (8) weeks of annual paid vacations and 12 personal days off. All accrued vacation shall remain in full force and effect. Vacation shall not include the Company Holiday shut down period of December 26, through January 3 of each year. Vacation shall be taken at times determined by Employee and acceptable to the Board of Directors of Company, and which do not unreasonably interfere with the performance of her Employee’s duties hereunder. Attendance at trade shows, educational seminars, personal time off, will not be charged to Employee’s vacation.

9.           Company E Mail and Business Cards: Employee understands that a company approved e-mail address is issued to employee and is to be used for all communication between himself, customers, business prospects, fellow employees, vendors and contractors of the company, and all other business purposes relating to employees employment with the company. The company has provided employee with authorized business cards and corporate letterhead which shall be use at all times in communicating with outsiders on behalf of the company.

10.         Work Performed Outside of the Corporate Office. Employee shall at all-time take appropriate steps to insure that any work containing confidential information performed outside of the corporate office is kept in a secure area and is not accessible to outsiders.

11.         Computer and other Company Owned Equipment. During the term of this Agreement, the Employee will have full and exclusive use of computer and other equipment. Employee understands that a backup copy of the contents of the computer and other equipment shall be made by the 30th day of each month by authorized Company personnel. Employee is responsible for the completion of the backup copy being updated each month. Upon termination of this agreement Employee will be required to surrender any and all equipment before any final amounts due to it will be paid. Employee acknowledges any personal use (not prohibited under this agreement) of the mobile phone may/will be scrutinized by Company personnel. In appropriate or illegal use of any company equipment no matter the location or time of use is strictly prohibited and may result in immediate termination.

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4.            Termination by Employee.

Employee may terminate her employment hereunder with or without cause by giving not less than sixty (60) days written notice to the Company. In the event of such termination by Employee, except as otherwise set forth in the Agreement, all compensation and other benefits which have accrued and vested in Employee hereunder, to the extent unpaid or undelivered, shall be paid or delivered to Employee; but, except as provided in the Section 4, there shall be no further compensation due Employee from the Company and no further compensation or benefits shall accrue or vest after the date such termination becomes effective. Upon notice of such termination, Company may change Employee’s duties and modify in Company’s discretion Employee’s authority to bind Company to any obligation or agreement.

5.           Termination by the Company.

Subject to Section 6, the employment of Employee by the Company may be terminated by the Company as provided in the Section 5, but not otherwise:

A.         With Cause. Employee’s employment by Company may be terminated only with justifiable cause as defined by the State of California at the direction of the Company’s Board of Directors, provided notice of such termination is given to Employee at least ninety (90) days prior to the effective date of termination. Upon notice of such termination, Company may change Employee’s duties and modify in Company’s discretion Employee’s authority to bind Company to any obligation or agreement.

B.          Termination Upon Death. Employee’s employment with the Company shall terminate automatically upon Employee’s death however any amounts due for the remainder of her term of employment shall be payable to her heirs.

C.          Justifiable Cause. Employee’s employment hereunder may be terminated by the Company only for Justifiable Cause (as hereinafter defined), which termination shall be effective immediately upon notice thereof to Employee by the Company. For purposes hereof the term “Justifiable Cause” shall mean any of the following:

(1)         The failure of Employee to perform any of her material obligations within her sole control under the Agreement; provided, however, that such failure to perform is not due to the failure of the Company to perform any of its obligations to Employee and outsiders or the Company’s intentional interference with the Employee in the performance of her duties and obligations, however if such failure to perform by Employee is curable, the provision shall become effective if, and only if, (i) Employee has failed to cure any such failure to perform within sixty (60) days of the Company’s delivery of written notice to Employee specifying such failure or, (ii) such failure to perform cannot reasonably be cured within such sixty (60) day period, and within ten (10) days after notice to Employee has failed to commence diligently to cure any such failure to perform;

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(2)         The use during the term of the Agreement by Employee of illegal drugs or other illegal substances:

(3)         Any other willful, reckless, or grossly negligent conduct by Employee that constitutes good cause for termination of employment under California law, including, without limitation, embezzlement, sexual harassment and discrimination.

D.          Disability. The Company may terminate the Agreement upon written notice to Employee by reason of Employee’s Disability. For the purpose of the Agreement, “Disability” shall be defined as inability by Employee, due to illness (other than use/abuse of illegal narcotics, alcohol or other intoxicating substances), accident, mental deficiency or similar incapacity, to render her regular duties for the Company required pursuant to the Agreement for a total of any one hundred eighty (180) days in any twelve (12) -month period. Any termination of employment pursuant to the Section shall not be deemed to be for “Justifiable Cause” within the meaning of Section 5.C. hereof.

E.           Sale of Business. In the event Company sells substantially all of its assets or if majority ownership of the equity interests in Company are conveyed, the Company will require any successor (whether direct or indirect, by purchase, assignment, merger, consolidation or otherwise) to all or a substantial portion of the business and/or assets of the Company in any consensual transaction to expressly assume the Agreement and to agree to perform hereunder in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

6.            Effect of Termination of Employment.

Notwithstanding anything in the Agreement to the contrary:

A.           In the event that the Agreement is terminated for Justifiable Cause, the Company shall pay Employee upon termination the sum of (i) her accrued and unpaid Base Salary as described in Paragraph 3.A hereof; plus (ii) any unpaid portion of the salary and bonus compensation, for the remainder of the term of the agreement all outstanding expense reimbursements, and benefits for the entire term of the agreement; plus (iii) any accrued and unpaid vacation and personal days as either may be required by law. All medical benefits shall remain in in full force and effect for the remainder of the term of the agreement. Employee shall within 30 days of termination deliver to the Company the company’s credit card and automobile provided herein.

B.           In the event that the Agreement terminates due to the death of Employee, in addition to paying to Employee’s estate the amounts referred to in clauses (i) through (iii) of Section 6.A, the Company shall continue to pay to Employee’s estate, as a death benefit, Employee’s Base Salary and Bonus Compensation until the date which is three (3) years from the date of Employee’s death or the expiration of the term of the agreement, whichever is earlier.

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C.            In the event that the Company exercises its right to terminate Employee’s employment due to Employee’s disability pursuant to Section 5.D, the Company shall continue to pay Employee, in accordance with the Company’s policy relating to salaried employees, Base Salary, and other benefits (prorated for partial months) until the date which is three (3) years from the date of such termination, or the expiration of the term, whichever is earlier. The Company shall also pay Employee an amount equal to the Bonus Compensation that would have otherwise been payable to the Employee pursuant to Section 3.A hereof until the date which is three (3) years from the data of such termination, or the expiration of the term, whichever is earlier.

7.            Restrictive Covenant.

A.           Non-Disclosure of Confidential Information. Employee acknowledges that any disclosure of certain confidential and proprietary information and trade secrets of substantial value to the Company or its customers (collectively the “Confidential Information”) may do great harm to the Company and agrees as follows:

(1)           Confidential Information. As used in the Agreement, the term “Confidential Information,” without limitation, refers to and includes any and all (i) matters of a technical nature, including without limitation, trade secrets, systems, software and hardware, features, specifications, techniques, copyrighted matters, patented or patentable inventions, plans, methods, drawings, data, tables, calculations, documents or other paperwork, computer programs, narratives, flow charts, formulae and devices, and (ii) matters of a business nature, including without limitation, business and marketing plans, dealings, arrangements objectives, locations, customer information, customer lists, customer needs and formulations, plans for future development, information about costs, profits, pricing policies, markets or sales, and any other information of a similar nature not available to the public. The Agreement covers the Confidential Information of the Company and its customers.

(2)           Use of Confidential Information. Employee acknowledges that any disclosure or use other than on behalf of the Company of the Confidential Information may be wrongful and may cause irreparable injury to the Company and, therefore, agrees that the Confidential Information will be used solely in connection with the performance of Employee’s duties under the Agreement, will not be used by Employee for commercial purposes, and will be kept confidential by Employee. Without limiting the generality of the foregoing, Employee will not utilize any Confidential Information in the rendering of services to any other employer or person.

(3)           Exclusions. The term “Confidential Information” does not include any information which Employee can establish was at the time of disclosure a matter of public record, which Employee can establish was known to him prior to the date of the agreement, or is available to or known by the public (other than as a result of a disclosure directly or indirectly by Employee, in violation of the Agreement).

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(4)           Non-Disparagement. Employee agrees that, during the term of this agreement and upon termination of employment and for three (3) years thereafter, employee shall not, in any communications with the press or other media or any customer, client other employees or contractors, investors or suppliers vendors of company, or any of company affiliates, criticize, ridicule or make any statement which disparages or is derogatory of company or its affiliates or any of their respective directors or senior officers.

B.            Delivery of Property. Upon termination of Employee’s employment with the Company, Employee shall deliver to the Company all computer equipment, books, records, lists of customers and other property and Confidential Information belonging to the Company or developed in connection with the business of the Company and all copies thereof in her possession or under her control.

D.            Reasonableness. In the event any court shall finally hold that any provision of the Section 7 constitutes an unreasonable restriction against Employee, the other provisions of the Section 7 shall not be rendered void, and all of its provisions shall apply to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances involved.

E.            Survival. The provisions of sections 7.B, 7C and 7.D shall survive the termination of the term of the Agreement and shall run to and inure to the benefit of the Company its successors and assigns

8.            Insurance.

A.           Insurance. To the extent that during the term the Company obtains insurance with respect to (i) directors and officers liability, (ii) errors and omissions and (iii) general liability insurance, Employee shall be covered by such insurance, to the same extent as other management level employees of the Company may be covered by such insurance.

B.            Key Man Insurance. Employee agrees that the Company may, for its own benefit, apply for, secure and own insurance on Employee’s life (in amounts determined by the Company) and Employee agrees to cooperate fully in applying and securing same, including without limitation the submission to various physical and other examinations, and the answering of questions and furnishing of information, and the release of Employee’s medical files as may be required by various insurance carriers.

9.            Miscellaneous.

A.           Succession. The Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and inure to the benefit of and be binding upon Employee and her heirs and personal representatives. The Company shall have the right to assign the Agreement and to delegate all rights, duties and obligations hereunder, in whole or in part, to any subsidiary, successor or parent company of the Company or to any other persons, firm or corporation which acquires either the Company or any subsidiary thereof, or a substantial part of its or their assets, or into which the Company or any subsidiary may merge; provided, however, that such assignment shall be accompanied by a full assumption by the successor of all obligations to Employee hereunder, including without limitation payment of all compensation and benefits provided for hereunder. The Company agrees that no such succession shall result in any diminution of Employee’s compensation or benefits hereunder. The obligations and duties of Employee hereunder are personal and not assignable.

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B.           California Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and wholly to be performed therein.

C.           Waiver. No failure or delay on the part of any party to the Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power of remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

D.           Notices. All notices and demands among the parties shall be in writing and shall be served (i) in person, (ii) by registered or certified mail, return receipt requested, or express courier service if domestic delivery, (iii) by a recognized international air express courier service if overseas delivery, (iv) by telex, or (v) by fax. If notice or demand is served by certified or registered mail, such notice or demand shall be deemed given and made five days after the deposit thereof in the United States mail, postage prepaid, addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served by a domestic express courier service, such notice or demand shall be deemed given or made next business day following the receipt thereof by such courier addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served by an international air express courier service, such notice or demand shall be deemed given or made four (4) business days following the receipt thereof by such courier addressed to the party to whom such notice or demand is to be given or made. If notice or demand is served personally, service shall be deemed effective upon actual physical delivery to such person or refusal of such person to accept delivery. If notice or demand is served by telex or fax, such notice or demand shall be deemed given and made on the date of receipt if telex or fax receipt has been electronically confirmed. All notice and demands to the parties hereto shall, if mailed, be addressed to the following addresses.

To the Company:	9801 Research Drive
Irvine, CA 92816

To Employee:

The parties may designate in writing from time to time such other place or places those such notices and demands may be given.

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E.            Dispute Resolution: In the event of a dispute of this agreement by either party, the parties to this agreement herein agree to non-binding mediation. Costs of the mediation, including the mediator’s fee, and costs for the use of facilities during the hearings, reasonable attorneys’ fees and costs, accountant, expert witness and paralegal fees, shall be shall be borne by the Company.

10.           Hold Harmless: The Company and its subsidiaries, affiliates, officers, directors, shareholders, successor or assigns, jointly and severally indemnify and agree to defend and save and hold harmless Employee and employee’s successors and assigns of each of them (collectively, “Indemnified Parties”), and shall Indemnified, from any suits or claims brought against the company and against, each and every damage (including incidental and consequential damages), Liability, obligation, judgment, Loss, penalty, fine, cost, expense, amount paid in settlement, tax, lien, action and proceeding, order (including without limitation interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors and court costs) (collectively, “Identifiable Losses”) of any nature whatsoever arising out of, relating to, in connection with or resulting from employees employment with the company. The company hereby agrees to pay any and all costs for reasonable attorney fees and all other costs required to adequately defend employee against any claims.

11.           Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and there are no terms, conditions, representations, warranties or covenants other than those contained herein. This Agreement supersedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral.

12.           Captions. The section captions inserted in this Agreement are for convenience of reference and are not intended to be part of this Agreement.

13.           Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder or this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

14.           Amendment and Modification. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing signed by the parties hereto.

15.           Counterparts. This Agreement may be executed in any number of counterparts, all or which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

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16.           Costs of Enforcement. Except as provided for in Section 9, paragraph E, the prevailing party in any proceeding brought to interpret or enforce any provision of this Agreement or to recover for breach thereof shall be entitled to recover the actual attorneys’ fees and costs, accountant, expert witness and paralegal fees, plus all other costs and expenses of such proceeding.

17.           Enforcement of Judgment. If any party to this Agreement obtains an award or judgment against any other person arising out of this Agreement (the “Underlying Judgment”), such prevailing party shall be entitled to receive his reasonable attorneys’ fees and other costs and expenses incurred in enforcing or satisfying such Underlying Judgment (the “Enforcement Costs”). Such Enforcement Costs are recoverable by the party as an item separate and apart from any attorneys’ fees, costs and expenses awarded pursuant to Section 16, of this Agreement. It is intended that this Section 16, be severable from the other provisions of this Agreement and is to survive any award or judgment and is not to be deemed merged in any award or judgment. The court in any action to obtain an Underlying Judgment shall include in any such Underlying Judgment a provision for the award of Enforcement Costs as provided for in this Section 17.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the data first above written.

Ubiquity Broadcasting Corporation

Board of Directors

BY:	/s/ Jeffrey Cole
Jeffrey Cole

BY:	/s/ Webb Blessley
Webb Blessley

EMPLOYEE:

/s/ Connie Jordan Carmichael
Connie Jordan Carmichael

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